Press Release
Exhibit 99.2
Acuity Brands Announces Election of
Dr. Marcia J. Avedon to the Board of Directors

ATLANTA, June 30, 2022 – Acuity Brands, Inc. (NYSE: AYI) (the “Company”) announced today that, effective June 29, 2022, the Board of Directors (the “Board”) approved an increase in the size of the Board from 10 to 11 members and elected Marcia J. Avedon, Ph.D. as an Independent Director. Dr. Avedon will serve on the Governance and Compensation and Management Development Committees. She will serve for a term that will expire at the Company’s next annual meeting of stockholders.
Dr. Avedon most recently served as Executive Vice President, Chief Human Resources, Marketing and Communications Officer for Trane Technologies PLC, where she was responsible for all global human resource and reputation management strategies and functions. Dr. Avedon has over two decades of expertise in leadership development, talent and succession management, executive compensation, brand building, organizational development, corporate governance, Environmental, Social and Governance strategies, and large-scale organization and culture changes.
Neil M. Ashe, Chairman, President, and Chief Executive Officer, commented, “We are pleased that Dr. Marcia Avedon has agreed to join our Board. She has strategic business experience in the industrial space and has demonstrated consistently that she can build companies that compound shareholder wealth. We look forward to having her expertise in human capital, communications, and public affairs on our Board as we continue our progress on our business transformation.”
About Acuity Brands
Acuity Brands, Inc. (NYSE: AYI) is a market-leading industrial technology company. We use technology to solve problems in spaces and light. Through our two business segments, Acuity Brands Lighting and Lighting Controls (“ABL”) and the Intelligent Spaces Group (“ISG”), we design, manufacture, and bring to market products and services that make a valuable difference in people’s lives. We achieve growth through the development of innovative new products and services, including lighting, lighting controls, building management systems, and location-aware applications.
Acuity Brands, Inc. achieves customer-focused efficiencies that allow the Company to increase market share and deliver superior returns. The Company looks to aggressively deploy capital to grow the business and to enter attractive new verticals.
Acuity Brands, Inc. is based in Atlanta, Georgia, with operations across North America, Europe, and Asia. The Company is powered by approximately 13,500 dedicated and talented associates. Visit us at www.acuitybrands.com.

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Investor Contact:
Charlotte McLaughlin
Vice President, Investor Relations
(404) 853-1456
investorrelations@acuitybrands.com

Media Contact:
Candace Steele Flippin
Chief Communications Officer
candace@acuitybrands.com